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                                ABLE ENERGY, INC.
                                  PRESS RELEASE


NASDAQ COMMON STOCK SYMBOL:         ABLE
BOSTON STOCK EXCHANGE SYMBOL:       AEI
FOR IMMEDIATE RELEASE

                   ABLE ENERGY APPOINTS STEVEN M. VELLA AS CFO

Rockaway, New Jersey (August 25, 2005) - Able Energy, Inc. ("Able") is pleased to announce, the appointment of Steven M. Vella as Chief Financial Officer, effective August 15, 2005.

Mr. Vella recently served as Senior Director of Finance and Corporate Controller at QMed, Inc. a public company, which provides fully configured, technology integrated and interactive disease management. Previous to his work at QMed, Inc., from 1998 through 2002, Mr. Vella served as Vice President of Finance and Corporate Controller of Medical Resources, Inc., a formerly public company that owns and manages fixed-site outpatient medical diagnostic imaging centers.

In his position as CFO, Mr. Vella will be responsible for managing and directing the Company's finance and accounting structure, budgeting, financial planning and analysis, and internal controls, as well as ensuring the Company's compliance with all aspects of the Sarbanes Oxley Statute.

"We are pleased Steve has agreed to join our Corporation", said Able Energy's President and Interim CEO, Christopher P. Westad. "With his strong financial experience, we look forward to his contribution in our corporate wide initiatives and adding to the Corporation's internal controls. He will play a pivotal role as we grow our company and add complementary acquisitions to our Corporation. I am confident that Steve will significantly assist Able Energy in its endeavors."

Able is a holding company for five operating subsidiaries, which are engaged in the retail distribution of, and the provision of services relating to home heating oil, diesel fuel, kerosene, and in addition, Able provides complete HVAC installation and repair.

Able's common stock is traded on the Nasdaq SmallCap Market under the symbol "ABLE" and on the Boston Stock Exchange under the symbol "AEI".

For information contact
Christopher P. Westad, President
(973) 625-1012